Exhibit 99.1

UNITED AIRLINES FILES FOR FEDERAL LOAN GUARANTEES

CHICAGO, June 24, 2002 - United Airlines (NYSE: UAL) announced that it has filed for federal loan guarantees today with the Air Transportation Stabilization Board (ATSB).  United has requested a loan of $2 billion with $1.8 billion guaranteed by the ATSB.

"United is the perfect candidate for the ATSB program," said United Airlines Chairman and Chief Executive Officer Jack Creighton.  "It was created to help carriers weather the liquidity challenges associated with the September 11, 2001 terrorist attacks on our nation.  United was both a target and a victim of the attacks.

"In addition to the human tragedy involved, the events have had a significant impact on our revenues and costs," Creighton added.  "We're now burdened by short-term financing needs that are driven by the aftermath of September 11 and aggravated by the weak economic recovery.  While we continue to explore financing alternatives, we don't believe they will be sufficient because our access to the capital markets has been severely restricted.*

"Nevertheless, United also has a strong and viable business plan that meets ATSB requirements and demonstrates our ability to repay the loan," Creighton continued.  "But without a solution to our near-term funding requirements we will diminish our prospects for growth when the economy recovers.*  Given the vital role United plays in the nation's air transportation infrastructure, that's an outcome I believe we'd all like to avoid."

Last week, the company announced that proposed participation in its financial recovery plan by its salaried and management employees, and its pilots, could result in an estimated $950 million in savings from the pilots' and salaried and management employees' new pay rates over the next three years.*  The tentative pilot agreement includes other provisions that would offer United additional meaningful revenue opportunities and cost savings.  In addition, the company has reduced capital spending plans by $3 billion, and cut operating expenses significantly.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The information marked with an asterisk (*) is forward looking and involves risks and uncertainties that could result in actual results differing materially from expected results. Forward-looking statements represent the Company's expectations and beliefs concerning future events, based on information available to the company at the date of this press release.  Some factors that could significantly impact earnings, revenues and costs include, without limitation, the economy and the demand for air travel; the ability to reduce operating costs and conserve financial resources, taking into account increased costs incurred as a consequence of the September 11 terrorist attacks to the company; the higher costs associated with new airline security directives and any other increased regulation of air carriers; the significantly higher costs of aircraft insurance coverage for future claims caused by acts of war, terrorism, sabotage, hijacking and other similar perils, and the extent to which such insurance will continue to be available; the ability to raise and the cost of financing in light of the September 11 events and the possibility of any further credit downgrades to the Company; the cost of crude oil and jet fuel; the airline pricing environment; industry capacity decisions; competitors' route decisions; the satisfaction of the conditions to the pilots' or the management and salaried employees' participation in the company's financial recovery program; the success of the Company's cost-reduction efforts; the success of the Company's implementation of its financial recovery plan; results of union contract negotiations and cost-reduction discussions and their impact on labor costs and operations; actions of the U.S., foreign and local governments;  foreign currency exchange-rate fluctuations; the economic environment of the airline industry and the economic environment in general.

Investors should not place undue reliance on the forward-looking information contained herein, which speaks only as of the date of this press release.  The company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.